Exhibit 99.1

Emclaire Financial Corp 612 Main Street ♦ Emlenton, PA 16373-0046 Phone: (844) 767-2311/FAX: (724) 867-9326

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

Friday, September 21, 2018	William C. Marsh Chairman, President and Chief Executive Officer Emclaire Financial Corp Phone: (844) 800-2193 Email: investor.relations@farmersnb.com

Or

Henry H. Deible President and Chief Executive Officer Community First Bancorp, Inc. Phone: (814) 653-8232

Emclaire Financial Corp and Community First Bancorp, Inc.
Announce Shareholder and Regulatory Approvals of Merger Agreement

Emlenton, PA, and Reynoldsville, PA,  September 21, 2018 – Emclaire Financial Corp (NASDAQ: EMCF) ("Emclaire"), the holding company of The Farmers National Bank of Emlenton ("Farmers National"), and Community First Bancorp, Inc. ("Community First "), the holding company of Community First Bank, jointly announced today that the shareholders of Community First approved and adopted the Agreement and Plan of Merger providing for the merger of Community with and into Emclaire at a special meeting of shareholders held on September 20, 2018. In addition, all required regulatory approvals for completion of the merger have been obtained. The merger is expected to be completed on or about October 1, 2018, subject to satisfaction of customary closing conditions.

Under the terms of the merger agreement, Community First will merge with and into Emclaire and immediately thereafter Community First Bank will merge with and into Farmers National.  Shareholders of Community First will receive 1.2008 shares of Emclaire common stock and $6.95 in cash for each share of Community First common stock upon completion of the merger.  In addition, each share of preferred stock of Community First Bank will be exchanged for similar shares of preferred stock of Emclaire.

Following completion of the merger, the two banking companies will create a bank with approximately $900 million in total assets providing banking services through 20 locations throughout Western Pennsylvania and in Hancock County, West Virginia.  The transaction will strengthen Emclaire's presence in Clarion and Jefferson counties, Pennsylvania.

William C. Marsh, Chairman, President and Chief Executive Officer of Emclaire and Farmers National, stated, "We are excited about the opportunity to combine with Community First as we continue to build a stronger franchise in the Pittsburgh and Western Pennsylvania region."

Henry H. Deible, President and Chief Executive Officer of Community and Community First Bank said, "We look forward to joining Emclaire and Farmers National and believe that the combination will benefit our shareholders, customers and the communities we serve."

Upon completion of the merger, Emclaire will add Henry H. Deible and Henry H. Deible, II to its board of directors.

Silver, Freedman, Taff & Tiernan LLP, Washington, DC acted as legal counsel to Emclaire in the transaction and Raymond James & Associates, Inc. served as financial advisor. Bybel Rutledge LLP, Lemoyne, PA acted as legal counsel and Commonwealth Advisors, Inc. served as financial advisor to Community First.

About Emclaire Financial Corp

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock county, West Virginia.  Emclaire's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF".  For more information, visit Emclaire's website at "www.emclairefinancial.com."

About Community First Bancorp, Inc.

Community First Bancorp, Inc. is the parent company of Community First Bank, a Pennsylvania chartered bank located in Reynoldsville, Pennsylvania.  Community First Bank operates four offices located in Reynoldsville, Sykesville, Punxsutawney and Clarion, Pennsylvania.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

          Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because any required approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Emclaire's Annual Report on Form 10-K and other reports filed with the SEC describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made.  Copies of Emclaire's reports filed with the SEC are available in the Financial Information section of Emclaire's website, www.emclairefinancial.com.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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